EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                                          1998

                                          OCTOBER       NOVEMBER       DECEMBER

Net Income                               $1,208         $1,327             $936
Income Taxes                                647            651              504
Tax benefit of parent
  company loss                               (5)          (119)              (0)
Interest                                  4,227          3,651            3,418
Expense/
Credit Line Fees
                                      ----------    -----------    -------------

Earnings                                 $6,077         $5,510           $4,858
                                      ==========    ===========    =============



Interest Expense                         $4,227         $3,651           $3,418


Ratio of Earnings
  to Fixed Charges                         1.44           1.51             1.42






                                CAPITAL STRUCTURE
                                DECEMBER 31, 1998
                                   (thousands)



Short-term Debt                           $748,729            92%
Common Equity                               64,957             8%
                                         ----------    -----------

           Total                          $813,686           100%
                                         ==========    ===========